Exhibit 99.1

Bakkt Appoints Matt White as Chief Financial Officer for Next Phase of Global Growth

ATLANTA, GA – August 17, 2026 – Bakkt, Inc. (NYSE: BKKT) (“Bakkt” or the “Company”) today announced the appointment of Matt White as Chief Financial Officer, effective August 17, 2026. Matt joins Bakkt as the Company enters its next phase of global growth, with an expanding focus on technology-enabled financial infrastructure, AI and disciplined capital allocation. Mr. White succeeds Karen Alexander, who transitioned from her role as Chief Financial Officer effective August 14, 2026 and will continue to serve the Company in an advisory capacity to support the transition.

Mr. White brings more than two decades of public company finance experience across technology, payments, capital markets and corporate strategy. Most recently, he served for more than seven years as Chief Financial Officer and Corporate Secretary of CoreCard Corporation (NYSE: CCRD), a payment technology company, where he was a key member of the executive leadership team through the Company’s growth and subsequent acquisition by Euronet Worldwide in October 2025. His expertise spans financial strategy, capital allocation, public company reporting and governance, strategic transactions, and the scalable financial infrastructure required to support technology companies.

“I want to thank Karen for her contributions to Bakkt and for supporting the transition,” said Akshay Naheta, Chief Executive Officer of Bakkt. “Matt brings exactly the profile we want in a CFO for the next phase of Bakkt. He combines deep public company discipline with technology and payments experience, strategic thinking and an execution-oriented approach to finance. As Bakkt becomes an increasingly global and technology-driven company, the CFO function must evolve with it. We intend to build a modern, data-driven and AI-enabled finance organization that can operate at speed, allocate capital intelligently and support the scale of the opportunity ahead of us. Matt is the right leader to help us do that.”

“Bakkt is at an important inflection point as it scales its technology, expands globally and executes across Markets, Agent and Global,” said Mr. White. “I am excited to lead a finance organization that matches that ambition, one that is disciplined, technology-forward and deeply connected to the business. My focus will be straightforward: rigorous execution, intelligent capital allocation, operational accountability and translating Bakkt’s strategy into durable shareholder value.”

In connection with his appointment, Mr. White will receive a one-time grant of 90,000 restricted stock units (“RSUs”) and 60,000 options to purchase shares of the Company’s Class A Common Stock (“Options”), with an exercise price of $10.00 per share. Subject in each case to Mr. White’s continued service to the Company on the applicable vesting date, 35,000 RSUs will vest on the first anniversary of the grant date, 35,000 RSUs will vest on the second anniversary of the grant date and 20,000 RSUs will vest on the third anniversary of the grant date, and the Options will vest in three equal annual installments on the first, second and third anniversaries of the grant date. The RSUs and Options will be granted as inducement awards pursuant to NYSE Listed Company Manual Section 303A.08 and without shareholder approval.

About Bakkt

Bakkt is a regulated financial technology company building a financial operating system for the AI and token economy. Through Bakkt Markets, Bakkt Agent and Bakkt Global, the Company is developing regulated infrastructure for trading, stablecoin settlement and cross-border payments; intelligence and distribution capabilities for financial products; and strategic access to differentiated assets and global markets. Bakkt serves financial institutions, fintechs and consumer brands seeking to deliver trusted financial services at scale.

For more information, visit: https://www.bakkt.com/ | X | LinkedIn | Instagram

Investor Relations

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Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “will,” “likely,” “expect,” “continue,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “projection,” “outlook,” “grow,” “progress,” “target,” “potential” or other variations of these terms, as well as similar expressions that discuss future plans, actions, or events. Any such forward-looking statements are based on the current beliefs and expectations of the Company and are inherently subject to significant business, economic, and competitive uncertainties and contingencies — many of which are difficult to predict and are beyond the Company’s control.

Actual results and the timing of events may differ materially from those anticipated in such forward-looking statements due to a number of factors, including but not limited to those described in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

You are cautioned not to place undue reliance on forward-looking statements. These statements speak only as of the date of this release, and Bakkt undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.